CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #632/634 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 26, 2014 on the financial statements and financial highlights of the Alpha Defensive Alternatives Fund and Alpha Opportunistic Alternatives Fund, each a series of Advisor Series Trust.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2015